Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Firstwave Technologies, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-112625) and on Form S-3 (No. 333-103903) of Firstwave Technologies, Inc. of our report dated March 12, 2004 relating to the consolidated balance sheets of Firstwave Technologies, Inc. as of December 31, 2003 and 2002 and the related consolidated statements of operations and statements of changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003 which report appears herein.

/s/ Cherry,Bekaert & Holland, L.L.P.
Atlanta Georgia
March 26, 2004